EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of Sapiens International Corporation N.V. being filed on November 14, 2013 for the registration of common shares, and to the incorporation by reference therein of our report dated March 11, 2013 with respect to the consolidated financial statements of IDIT I.D.I. Technologies Ltd. (now known as Sapiens Software Solution (IDIT) Ltd.) for the year ended December 31, 2010, included in the Report on Form 6-K of Sapiens International Corporation N.V. filed on March 11, 2013.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel Aviv, Israel
November 14, 2013